EXHIBIT 99.1

JENNIFER CONVERTIBLES, INC.

417 Crossways Park Drive

Woodbury, NY 11797

FOR IMMEDIATE RELEASE                                Contact:      Donald Radcliffe

                                                                                                         Radcliffe & Associates

                                                                                                         212-605-0201

                                                                                    http://investors.jenniferfurniture.

JENNIFER CONVERTIBLES TO OPEN TWO

ADDITIONAL ASHLEY FURNITURE HOMESTORES

Expected To Open In October

Woodbury, New York***August 31, 2009***Jennifer Convertibles, Inc. (NYSE Amex: JEN) announced today that it has signed leases to open two additional Ashley Furniture HomeStores in New York.  One will be on Queens Boulevard in Elmhurst, Queens and the other on Route 110 in Farmingdale, Long Island.  This will increase the number of Ashley Furniture HomeStore locations which Jennifer is operating in the New York Metropolitan area to four.

Commenting on the new store locations, Harley J. Greenfield, Chief Executive Officer said, “We are very excited about expanding our network of Ashley Furniture HomeStore locations.  Our Ashley division has been continuing to grow, producing about 15% of our revenue during our last fiscal quarter with increased profitability.  By adding additional locations in the same geographical area, we expect to achieve economies of scale in all areas of our Ashley Furniture HomeStore model.”

Mr. Greenfield added, “We expect these new stores to add to the profitability of the Ashley division relatively quickly. We are aggressively pursuing additional locations in the New York Metropolitan area.”

Jennifer Convertibles is the owner and licensor of the largest group of sofabed specialty retail stores in the United States, with 149 Jennifer Convertibles® stores and is the largest specialty retailer of leather furniture with 14 Jennifer Leather stores.  As of August 31, 2009, the Company owns 142 stores, licenses 21 (including 19 owned and operated by a related company on a royalty free basis) and operates two licensed Ashley Furniture HomeStores.

Statements in this press release other than the statements of historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.   Such statements are subject to certain risks and uncertainties, including changes in retail demand, vendor performance and other risk factors identified from time to time in the Company's filings with the Securities and Exchange Commission that could cause actual results to differ materially from any forward-looking statements.  These forward-looking statements represent the Company's judgment as of the date of the release.  The Company disclaims, however, any interest or obligations to update these forward-looking statements.